                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           CONSOLIDATED FREIGHT WAYS
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING

                                      AND

                                PROXY STATEMENT



                         ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 29, 1996

                     [CONSOLIDATED FREIGHTWAYS, INC. LOGO]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    [CONSOLIDATED FREIGHTWAYS, INC. LOGO]


3240 HILLVIEW AVENUE                                     TELEPHONE: 415-494-2900
PALO ALTO, CALIFORNIA 94304

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             Monday, April 29, 1996
                            9:00 A.M., Eastern Time
  Du Barry Room, Hotel du Pont, 11th and Market Streets, Wilmington, Delaware

FELLOW SHAREHOLDER:

  The Annual Meeting of Shareholders of the Company will be held at 9:00 A.M., Eastern Time, on Monday, April 29, 1996 to:

  1. Elect four Class II directors for a three-year term.

  2. Ratify the appointment of auditors.

  3. Act upon a shareholder proposal, if properly presented at the meeting.

  4. Transact any other business properly brought before the meeting.

  Shareholders of record at the close of business on March 4, 1996, are entitled to notice of and to vote at the meeting.

  Your vote is important. Whether or not you plan to attend, I urge you to SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED, in order that as many shares as possible will be represented at the meeting. If you attend the meeting and prefer to vote in person, you will be able to do so and your vote at the meeting will revoke any proxy you may submit.

                                          Sincerely,

                                          MARYLA R. BOONSTOPPEL
                                          Vice President and Secretary

March 22, 1996

                               TABLE OF CONTENTS

Proxy Statement.............................................................   1
  Board of Directors' Recommendations.......................................   1
  Proxy Voting Procedures...................................................   1
  Voting Requirements.......................................................   1
  Voting Shares Outstanding.................................................   1
  Proxy Voting Convenience..................................................   2
  Attendance at the Meeting.................................................   2
Election of Directors.......................................................   2
Stock Ownership by Directors and Executive Officers.........................   9
Information About the Board of Directors and Certain Board Committees.......  10
Compensation of Directors...................................................  11
Compensation of Executive Officers..........................................  12
  I.Summary Compensation Table..............................................  12
  II.Option/SAR Grants Table................................................  13
  III.Option/SAR Exercises and Year-End Value Table.........................  14
  IV.Long-Term Incentive Plan Awards Table..................................  15
Compensation Committee Report on Executive Compensation.....................  15
Compensation Committee Interlocks and Insider Participation.................  19
A Comparison of Five-Year Cumulative Total Shareholder Return...............  19
Pension Plan Table..........................................................  20
Appointment of Auditors.....................................................  20
Shareholder Proposal........................................................  21
Principal Shareholders......................................................  23
Compliance With Section 16 of the Exchange Act..............................  24
Confidential Voting.........................................................  24
Submission of Shareholder Proposals.........................................  24
Other Matters...............................................................  25

                         CONSOLIDATED FREIGHTWAYS, INC.

                              3240 HILLVIEW AVENUE
                          PALO ALTO, CALIFORNIA 94304
                            TELEPHONE: 415/494-2900

                                PROXY STATEMENT

                                 March 22, 1996

  The Annual Meeting of Shareholders of Consolidated Freightways, Inc. (the "Company") will be held on April 29, 1996. Shareholders of record at the close of business on March 4, 1996 will be entitled to vote at the meeting. This proxy statement and accompanying proxy are first being sent to shareholders on or about March 22, 1996.

BOARD OF DIRECTORS' RECOMMENDATIONS

  The Board of Directors of the Company is soliciting your proxy for use at the meeting and any adjournment or postponement of the meeting. The Board recommends a vote for the election of the nominees for directors described below, for the appointment of Arthur Andersen LLP as independent auditors, and against the shareholder proposal set forth in this proxy statement.

PROXY VOTING PROCEDURES

  To be effective, properly signed proxies must be returned to the Company prior to the meeting. The shares represented by your proxy will be voted in accordance with your instructions. However, if no instructions are given, your shares will be voted in accordance with the recommendations of the Board. See "Other Matters" below for information concerning the voting of proxies if other matters are properly brought before the meeting.

VOTING REQUIREMENTS

  A majority of the votes attributable to all voting shares must be represented in person or by proxy at the meeting to establish a quorum for action at the meeting. The four nominees who receive the greatest number of votes cast for election of directors at the meeting will be elected directors for a three-year term. Approval of all other matters expected to come before the meeting requires a favorable vote of the holders of a majority of the voting power represented at the meeting.

  In the election of directors, broker non-votes will be disregarded and have no effect on the outcome of the vote. With respect to the other matters, abstentions from voting will have the same effect as voting against such matters and broker non-votes will be disregarded and have no effect on the outcome of the vote.

VOTING SHARES OUTSTANDING

  At the close of business on March 4, 1996, the record date for the Annual Meeting, there were outstanding and entitled to vote 43,970,125 shares of Common Stock and 951,838 shares of Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock"). Each share of Common Stock has the right to one non-cumulative vote and each share of Series B Preferred Stock has the right to 5.2 non-cumulative votes. Therefore, an aggregate of 48,919,682 votes are eligible to be cast at the meeting.

PROXY VOTING CONVENIENCE

  You are encouraged to exercise your right to vote by returning to the Company a properly executed WHITE proxy in the enclosed envelope, whether or not you plan to attend the meeting. This will ensure that your votes are cast.

  You may revoke or change your proxy at any time prior to its use at the meeting. There are three ways you may do so: (1) give the Company a written direction to revoke your proxy; (2) submit a later dated proxy; or (3) attend the meeting and vote in person.

ATTENDANCE AT THE MEETING

  All shareholders are invited to attend the meeting. Due to the limited seating capacity, persons who are not shareholders may attend only if invited by the Board of Directors. IF YOU ARE A SHAREHOLDER BUT DO NOT OWN SHARES IN YOUR NAME, YOU MUST BRING PROOF OF OWNERSHIP (E.G., A CURRENT BROKER'S STATEMENT) IN ORDER TO BE ADMITTED TO THE MEETING.

                             ELECTION OF DIRECTORS

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES

  The Board of Directors of the Company, pursuant to the By-Laws, has determined that the number of Directors of the Company shall be twelve. Directors are elected by a plurality of the votes cast. Unless you withhold authority to vote, your proxy will be voted for election of the nominees named below.

  The following persons are the nominees of the Board of Directors for election as Class II directors to serve for a three-year term until the 1999 Annual Meeting of Shareholders and until their successors are duly elected and qualified:
                                Donald E. Moffitt
                                Ronald E. Poelman
                                Robert D. Rogers
                                William D. Walsh

  If a nominee becomes unable or unwilling to serve, proxy holders are authorized to vote for election of such person or persons as shall be designated by the Board of Directors; however, management knows of no reason why any nominee should be unable or unwilling to serve.

  The Company has three classes of directors, each of which is elected for a three-year term. Class III directors will be elected in 1997 and Class I directors will be elected in 1998. All directors have previously been elected by the shareholders, except William D. Walsh who was appointed by the Board as a Class II director in September 1994, Margaret G. Gill who was appointed by the Board as a Class III director in January 1995, and Richard A. Clarke, who was appointed by the Board as a Class I director in January 1996.

  In accordance with the Company's retirement policy for directors at age 72, at the Annual Meeting of Directors held on April 29, 1995, Raymond F. O'Brien retired as Chairman of the Board and as a director of the Company. Donald E. Moffitt, the President and Chief Executive Officer of the Company and a Class II director, was elected as Mr. O'Brien's successor as Chairman of the Board of Directors.

                                  IN MEMORIAM

  It is with deep sorrow that the Board reports the death of Gerhard E. Liener, a Class II Director of the Company, in Germany on December 14, 1995. Dr. Liener will be remembered for his milestone accomplishments in a global financial arena, including the acquisition by Daimler Benz of Freightliner Corporation and the listing of Daimler Benz shares on the New York Stock Exchange, the first German corporation to be listed on the Exchange.

                 --------------------------------------------

                               CLASS II DIRECTORS

                  DONALD E. MOFFITT                           Director 1986-1988
                                                             Director since 1991

                  Chairman of the Board, President and Chief Executive
                  Officer,
                  Consolidated Freightways, Inc.

    [PHOTO]         Mr. Moffitt was named President and Chief Executive
                  Officer of the Company in 1991, and Chairman of the Board of Directors in 1995. He joined Consolidated Freightways Corporation of Delaware, the Company's nationwide, full-service trucking subsidiary, as an accountant in 1955 and advanced to Vice President-Finance in 1973. In 1975, he transferred to the Company as Vice President-Finance and Treasurer and in 1981 was elected Executive Vice President-Finance and Administration. In 1983 he assumed the additional duties of President, CF International and Air, Inc., where he directed the Company's international and air freight businesses. Mr. Moffitt was elected Vice Chairman of the Board of the Company in 1986. He retired as an employee and as Vice Chairman of the Board of Directors in 1988 and returned to the Company as Executive Vice President-Finance and Chief Financial Officer in 1990. Mr. Moffitt, age 63, serves on the Executive Committee of the Board of Directors of the Highway Users Federation and is a member of the Board of Directors of the Bay Area Council, the Automotive Safety Foundation and the American Red Cross. He is a member of the California Business Roundtable and the Business Advisory Council of the Northwestern University Transportation Center. Mr. Moffitt is Chairman of the Executive Committee and serves on the Director Affairs Committee of the Company.


                  RONALD E. POELMAN                          Director since 1971

                  Member of the First Quorum of the Seventy, The Church of Jesus Christ of Latter-day Saints


    [PHOTO]         Mr. Poelman began his career in the transportation
                  industry in 1952. While still in college, he joined Utah-Arizona Freight Lines, which was later acquired by the Company. After receiving his law degree in 1955, he transferred to the Company where he advanced to Corporate Secretary in 1959 and Vice President in 1964. He left the Company in 1978 to render full time service to his church. Mr. Poelman, age 67, is a graduate of the University of Utah Law School and the Harvard Advanced Management Program. He currently serves as Chairman of the Board of Deseret Trust Company and of Deseret Gymnasium. Mr. Poelman is a member of the Compensation and Director Affairs Committees of the Company.

                  ROBERT D. ROGERS                           Director since 1990

                  President and Chief Executive Officer,
                  Texas Industries, Inc.
                  a producer of steel, cement, aggregates and concrete

    [PHOTO]         Mr. Rogers joined Texas Industries, Inc. in 1963 as
                  General Manager/European Operations. In 1964 he was named Vice President-Finance; in 1968, Vice President-Operations, and in 1970 he became President and Chief Executive Officer. Mr. Rogers is also a director of Texas Industries, Inc. and serves as a member and Chairman of Chaparral Steel Company's Board of Directors. Mr. Rogers is a graduate of Yale University and earned an M.B.A. from the Harvard Graduate School of Business. He is a director of the American Business Conference, British-North American Committee and Dallas Medical Resource, and is a member of the Executive Board for Southern Methodist University's School of Business. Mr. Rogers, age 59, served as Chairman of the Federal Reserve Bank of Dallas from 1984 to 1986 and was Chairman of the Greater Dallas Chamber of Commerce from 1986 to 1988. He is Chairman of the Finance Committee and a member of the Compensation Committee of the Company.


                  WILLIAM D. WALSH                           Director since 1994

                  General Partner, Sequoia Associates, a private investment firm

    [PHOTO]         Mr. Walsh has been a general partner with Sequoia
                  Associates since the company was founded in 1982. The firm has major investments in established operating companies. From 1967 to 1982, Mr. Walsh served as Senior Vice President and Chief Administrative Officer for the Arcata Corporation of Menlo Park, California. Prior to that Mr. Walsh was a consultant for McKinsey & Co. for six years, managing projects involving acquisitions, organization structure and strategic planning for major U.S. companies. From 1955 to 1961, Mr. Walsh served as Assistant U.S. Attorney for the Southern District of New York and as Counsel to the New York State Commission of Investigation. Mr. Walsh, age 65, earned his law degree from Harvard Law School in 1955 and holds a Bachelor of Arts degree from Fordham University. He currently serves on the boards of directors for Newcourt Credit Group, Inc.; URS Corporation; BVP, Inc. and the National Education Corporation of Irvine, California. Mr. Walsh is Chairman of Champion Road Machinery Limited of Ontario, Canada; and the Newell Industrial Corporation of Lowell, Michigan. He is also a member of the Board of Visitors of the University of Southern California School of Business, a member of the Visiting Committee of Harvard Law School and a member of the Committee on University Resources of Harvard University. He is a member of the Audit and the Director Affairs Committees of the Company.

                 --------------------------------------------

                              CLASS III DIRECTORS

                  ROBERT ALPERT                              Director since 1976

                  Chairman of the Board,
                  The Empire A.B.,
                  a Swedish diversified metals company

    [PHOTO]         Mr. Alpert is Chairman of the Board of The Empire A.B., a
                  Swedish group of companies dealing in aluminum, brass and other metal products and services, and of Alpert Corporation, a Dallas financial services and real estate company formed in 1965. He is also Honorary Consul for Sweden in Dallas. Mr. Alpert holds directorships with Aladdin Industries, Inc., Texas Industries, Inc., and Chaparral Steel Company. He is an advisory director for I.C. Deal Companies, Heartland Capital Partners, Ltd. and Asia Info Services. Additionally, he is a member of the Advisory Council for the University of Texas at Austin, College of Business Administration; a Trustee Emeritus for Colby College in Maine; and director of the Dallas Foundation for Health, Education and Research, a public charity. He is also a member of the Chief Executive Forum, World Business Council and Young Presidents' Organization. Mr. Alpert, age 64, is a member of the Director Affairs, the Executive and the Finance Committees of the Company.


                  MARGARET G. GILL                           Director since 1995

                  Senior Vice President-Legal, External Affairs and Secretary,
                  AirTouch Communications,
                  a wireless communications company


    [PHOTO]         Mrs. Gill joined AirTouch Communications in 1994 following a 20-year partnership in the law firm of Pillsbury, Madison & Sutro in San Francisco. From 1983 to 1993, she served as practice group manager and senior partner for the firm's corporate and securities group, and as managing partner in the Menlo Park, California office from 1991 to 1993. Mrs. Gill earned her law degree in 1965 from Boalt Hall Law School, University of California at Berkeley, and holds a Bachelor of Arts degree from Wellesley College. She is a fellow of the American Bar Foundation, serves on the advisory board for the Institute for Corporate Counsel and has served on several committees for the American Bar Association and the California Bar Association. Mrs. Gill, age 55, is also a member of the board of directors of the Episcopal Diocese of California and a trustee and executive committee member of the San Francisco Ballet. She is a former director and general counsel for the United Way of the Bay Area and a past trustee of St. Lukes Hospital Foundation. Mrs. Gill is a member of the Audit and the Compensation Committees of the Company.

                  ROBERT JAUNICH II                          Director since 1992

                  Managing Director,
                  The Fremont Group,
                  a private investment corporation

    [PHOTO]         Mr. Jaunich joined The Fremont Group (formerly Bechtel
                  Investments, Inc.), a private investment corporation managing assets in excess of $6.0 billion, in January 1991 as Managing Director of Direct Investments and member of the boards of directors for The Fremont Group and Sequoia Ventures, Inc. Additionally, he is President of Fremont Capital, Inc., a registered broker/dealer. Prior to joining The Fremont Group, Mr. Jaunich was Member, Chief Executive Officer, and Executive Vice President of Swiss-based Jacobs Suchard AG (1986-1990), President of Osborne Computer Corporation (1983), President of Sara Lee Corporation (1978-
                  1982), and Executive Vice President of Memorex Corporation (1970-1978). Mr. Jaunich is chairman of Coldwell Banker Corporation, Chairman of the Managing General Partner of Crown Pacific Partners, L.P., and Chairman of the Board of Control for Petro. He serves as a Trustee of the non-profit National Recreation Foundation and is a life member of the World Presidents Organization. Mr. Jaunich, age 56, is a graduate of Wesleyan University and The Wharton School, University of Pennsylvania. Mr. Jaunich is Chairman of the Director Affairs Committee and a member of the Executive and the Finance Committees of the Company.


                  ROBERT P. WAYMAN                           Director since 1994

                  Executive Vice President,
                  Finance and Administration
                  and Chief Financial Officer,
                  Hewlett-Packard Company,
                  a computer-manufacturing company

    [PHOTO]         Mr. Wayman joined Hewlett-Packard Company in 1969. After
                  serving in several accounting management positions, he was elected Vice-President and Chief Financial Officer in 1984. He became a Senior Vice President in 1987 and an Executive Vice President in 1992. He assumed additional responsibility for administration in 1992, and was elected to Hewlett-Packard's Board of Directors in 1993. Mr. Wayman, age 50, holds a bachelor's degree in science engineering and a master's degree in business administration from Northwestern University. He is a member of the Board of Directors of Sybase Inc., and is a member of the Board of the Private Sector Council, the Policy Council of the Tax Foundation, the Financial Executives Institute, the Council of Financial Executives of the Conference Board and the Advisory Board to the Northwestern University School of Business. He is a member of the Audit and the Compensation Committees of the Company.

                 --------------------------------------------

                               CLASS I DIRECTORS

                  EARL F. CHEIT                              Director since 1976

                  Dean Emeritus, Haas School of Business
                  University of California at Berkeley

    [PHOTO]         Dr. Cheit has served on the University of California at
                  Berkeley faculty since 1957. He held a number of administrative positions, both on and off the campus, including Executive Vice Chancellor of the University. In 1976 he was named Dean of the Business School, after serving as Associate Director and Senior Research Fellow of the Carnegie Council on Policy Studies in Higher Education. In 1983, he resumed his teaching career at the University and in 1990, he was again named Dean of the Business School for the academic year 1990/1991. In 1993, he served as the University's Interim Athletic Director. Dr. Cheit, age 69, is a member of the Board of Shaklee Corporation, Simpson Manufacturing Co. and a trustee of Mills College. He is a graduate of the University of Minnesota, from which he holds B.S., LL.B and Ph.D degrees. He is the author of numerous books and articles and serves as a consultant to various public and private organizations. Dr. Cheit serves on the Audit, the Executive and the Finance Committees of the Company.


                  RICHARD A. CLARKE                          Director since 1996

                  Retired Chairman of the Board,
                  Pacific Gas and Electric Company,
                  one of the nation's largest utility companies

    [PHOTO]         Mr. Clarke retired from PG&E in 1995 after serving as
                  chairman of the board for nine years. As chairman and CEO he oversaw management of a $10 billion company that produces electric power and gas and is involved with power plant construction. Mr. Clarke began his association with PG&E as an attorney and served in various managerial positions leading to his appointment as Chairman and CEO. Between 1960 and 1969 he was a partner in the law firm of Rockwell, Fulkerson & Clarke. He is a member of the boards of directors of PG&E, Potlatch Corporation and BankAmerica Corporation and is a member of the President's Council of Sustainable Development. He serves as director of the Bay Area Council, Bay Area Economic Forum and the Business Council. He is a member of the Board of Governors of the San Francisco Symphony, the Board of Trustees of the Boalt Hall Trust--University of California, Berkeley, School of Law, and the Advisory Board of the Walter A. Haas School of Business, University of California, Berkeley. Mr. Clarke has previously held executive-level posts with the California Roundtable, California Chamber of Commerce, Edison Electric Institute and the President's Council on Environmental Quality. A native of San Francisco, Mr. Clarke, 65, earned his law degree from the University of California, Boalt Hall, and holds a bachelor's degree in political science.

                  G. ROBERT EVANS                            Director since 1990

                  Chairman of the Board and Chief Executive Officer, Material Sciences Corporation, a developer of materials and technologies for emerging markets

    [PHOTO]         Mr. Evans has been Chairman of the Board and Chief
                  Executive Officer of Material Sciences Corporation since 1991. His prior business career includes 15 years with United States Gypsum Company and 13 years with Arcata Corporation, where he served as President and Chief Executive Officer. Mr. Evans was president and Chief Executive Officer of Southwall Technologies, Inc. in 1983 and 1984; of Allsteel Inc. from 1984 to 1987; of Bemrose Group USA from 1987 to 1990; and of Corporate Finance Associates Illinois, Inc., from 1990 to 1991. Mr. Evans, age 64, is a graduate of Wagner College with graduate studies at the University of Pennsylvania and the University of California at Los Angeles Graduate Schools of Business. He is currently a director of Fibreboard Corporation and Swift Energy Co. He is also a trustee of Wagner College and a member and past Chairman of the University of Tennessee Development Council. Mr. Evans is Chairman of the Audit Committee and serves on the Director Affairs Committee of the Company.


                  RICHARD B. MADDEN                          Director since 1992

                  Retired Chairman and Chief Executive Officer,
                  Potlatch Corporation, a diversified forest products company

    [PHOTO]         Mr. Madden was Chief Executive Officer of Potlatch
                  Corporation from 1971 and Chairman of the Board from 1977 until his retirement in May of 1994. He was previously associated with Mobil Oil Corporation where he served in various management capacities for fifteen years. Mr. Madden is a director of Potlatch Corporation, Pacific Gas and Electric Company and URS Corporation. He is also a Trustee Emeritus of the American Enterprise Institute for Public Policy Research. His civic activities include the Board of Governors of the San Francisco Symphony Association; Board of Directors of the Smith-Kettlewell Eye Research Institute and Board of Directors of the National Park Foundation. Mr. Madden, age 66, holds a B.S. degree in engineering from Princeton University, a J.D. degree from the University of Michigan, and an M.B.A. from New York University. He is Chairman of the Compensation Committee and serves on the Executive and Finance Committees of the Company.

              STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information regarding beneficial ownership of the Company's Common Stock and Series B Preferred Stock, as of January 31, 1996, by the directors, the five most highly compensated executive officers and by the directors and executive officers as a group.

                                                     AMOUNT AND NATURE OF  PERCENT
                                                          BENEFICIAL          OF
  NAME OF BENEFICIAL OWNER                               OWNERSHIP(1)       CLASS
  ------------------------                          ---------------------- --------
  Robert Alpert....................................          56,336 Common      *
                                                      0 Series B Preferred
  David I. Beatson(2)..............................          57,285 Common      *
                                                     51 Series B Preferred
  Earl F. Cheit....................................           4,286 Common      *
                                                      0 Series B Preferred
  Richard A. Clarke................................             919 Common      *
                                                      0 Series B Preferred
  W. Roger Curry(3)................................         324,332 Common      *
                                                    111 Series B Preferred
  G. Robert Evans..................................           6,286 Common      *
                                                      0 Series B Preferred
  Margaret G. Gill.................................           3,779 Common      *
                                                      0 Series B Preferred
  Robert Jaunich II................................          10,786 Common      *
                                                      0 Series B Preferred
  Richard B. Madden................................           6,286 Common      *
                                                      0 Series B Preferred
  Donald E. Moffitt(4).............................         484,588 Common      *
                                                      0 Series B Preferred
  Ronald E. Poelman................................           4,286 Common      *
                                                      0 Series B Preferred
  Gregory L. Quesnel(5)............................         175,682 Common      *
                                                    100 Series B Preferred
  Robert T. Robertson(6)...........................         253,168 Common      *
                                                    111 Series B Preferred
  Robert D. Rogers.................................          11,786 Common      *
                                                      0 Series B Preferred
  William D. Walsh.................................          44,343 Common      *
                                                      0 Series B Preferred
  Robert P. Wayman.................................           4,286 Common      *
                                                      0 Series B Preferred
  All directors and executive officers as a group..       1,564,143 Common     3.6%
  (17 persons)                                      453 Series B Preferred

--------
  * Less than one percent of the Company's outstanding shares of Common Stock.
(1) Represents shares as to which the individual has sole voting and investment power (or shares such power with his or her spouse). The shares shown for non-employee directors include the following number of shares of Restricted Stock, and shares which the non-employee director has the right to acquire within 60 days of January 31, 1996 because of vested stock options: Mr. Alpert, 1,536 and 2,750; Mr. Cheit, 1,536 and 2,750; Mr. Clarke, 502 and 417; Mr. Evans, 1,536 and 2,750; Mrs. Gill, 1,029
    and 2,750; Mr. Jaunich, 1,536 and 2,750; Mr. Madden, 1,536 and 2,750; Mr.
    Poelman, 1,536 and 2,750; Mr. Rogers, 1,536 and 2,750; Mr. Walsh, 1,593 and
    2,750; and Mr. Wayman, 1,536 and 2,750. The Restricted Stock and stock options were awarded under and are governed by the Amended and Restated Equity Incentive Plan for Non-Employee Directors.
(2) The shares shown include 56,600 shares which Mr. Beatson has the right to acquire within 60 days of January 31, 1996 because of vested stock options.
(3) The shares shown include 300,582 shares which Mr. Curry has the right to acquire within 60 days of January 31, 1996 because of vested stock options.
(4) The shares shown include 447,212 shares which Mr. Moffitt has the right to acquire within 60 days of January 31, 1996 because of vested stock options.
(5) The shares shown include 173,945 shares which Mr. Quesnel has the right to acquire within 60 days of January 31, 1996 because of vested stock options.
(6) The shares shown include 251,798 shares which Mr. Robertson has the right to acquire within 60 days of January 31, 1996 because of vested stock options.

     INFORMATION ABOUT THE BOARD OF DIRECTORS AND CERTAIN BOARD COMMITTEES

  During 1995, the Board of Directors held 8 meetings. Each incumbent director attended at least 75% of all meetings of the Board and the committees of the Board on which he or she served.

  The Board of Directors currently has the following standing committees: Audit Committee, Compensation Committee, Director Affairs Committee, Executive Committee and Finance Committee. Effective January 1, 1996, the Charitable Contributions Committee was dissolved and the Pension and Employee Benefits Committee was merged into the Compensation Committee. In addition, the responsibilities of the Advisory Nominating Committee were expanded to include oversight of director compensation and other matters pertaining to the functioning of the Board. In order to reflect these expanded responsibilities, the name of the Advisory Nominating Committee was changed to the Director Affairs Committee.

  Descriptions of the Audit, Compensation and Director Affairs Committees follow:

  AUDIT COMMITTEE: The Audit Committee recommends independent public accountants for appointment by the shareholders to perform the audit of the Company's accounting records and authorizes the performance of services by the accountants so appointed. The Committee reviews the annual audit of the Company by the independent public accountants, and, in addition, annually reviews the results of the examinations of accounting procedures and controls performed by the Company's internal auditors. The members of the Audit Committee are G. Robert Evans--Chairman, Earl F. Cheit, Margaret G. Gill, William D. Walsh and Robert P. Wayman. The Committee met 3 times during 1995.

  COMPENSATION COMMITTEE: The Compensation Committee recommends to the Board the salaries of the executive officers of the Company. The Committee also oversees the administration of the Company's short-term and long-term incentive compensation plans and grants of stock options under the Company's Stock Option Plan of 1988 and the administration of the retirement and benefit plans of the Company and its domestic subsidiaries for non-contractual employees. The members of the Compensation Committee are Richard B. Madden--Chairman, Margaret
G. Gill, Ronald E. Poelman, Robert D. Rogers and Robert P. Wayman. The Committee met 5 times during 1995.

  DIRECTOR AFFAIRS COMMITTEE: The Director Affairs Committee reviews the qualifications of candidates to serve on the Board of Directors, consults with the management of the Company concerning potential candidates and recommends to the Board of Directors nominees for membership on the Board. The Committee also oversees directors' compensation, reviews and considers other matters pertaining to the functioning of the Board, and reviews and advises the Board regarding corporate governance issues. Shareholders' proposals for nominees will be given due consideration by the Committee for recommendation to the Board based on the nominees' qualifications. Shareholder nominee proposals should be submitted in writing to the Chairman of the Director Affairs Committee in care of the Corporate Secretary. The members of the Director Affairs Committee are Robert Jaunich II--Chairman, Robert Alpert, G. Robert Evans, Donald E. Moffitt, Ronald E. Poelman and William D. Walsh. The Committee met 3 times during 1995.

                           COMPENSATION OF DIRECTORS

  During 1995, each non-employee director (other than Raymond F. O'Brien) was paid an annual retainer of $20,000 and accrued a retirement benefit of $20,000. Mr. O'Brien, who served as Chairman of the Board during 1995 from January 1 to April 29, but who was not an employee of the Company during that period, was paid a retainer of $6,667 and a Chairman's fee of $33,333, and accrued a retirement benefit of $6,667. Non-employee directors were also paid $1,000 per Board meeting attended and $750 per Committee meeting attended. Chairmen of the Audit, Compensation, Finance and Pension and Employee Benefits Committees received an additional $3,000 and Chairmen of the Advisory Nominating and the Charitable Contributions Committees received an additional $2,000.

  Effective January 1, 1996, Board meeting fees were increased from $1,000 to $1,500 per meeting attended, and Committee meeting fees were increased from $750 to $1,000 per meeting attended. All Committee chairs will be paid chair fees of $3,000 in 1996.

  Directors may elect to defer payment of their fees. Payment of any deferred amount and interest equivalents accrued thereon will be made in a lump sum or in installments beginning no later than the year following the director's final year on the Company's Board. Directors are also provided with certain insurance coverages and, in addition, are reimbursed for travel expenses incurred in attending Board and Committee meetings.

  A director of the Company accrues a retirement benefit for each full calendar month he or she is a non-employee director of the Company in an amount equal to one-twelfth of the annual cash retainer. The retirement benefit vests when a director has served on the Board for five years. The amount accrued prior to 1994 was $30,000 per year of service. In 1994, $15,000 in retirement benefits accrued and in 1995, $20,000 in retirement benefits accrued. Retirement payments continue for the director's number of years of service as a non-employee director up to a maximum of 20 years, with the earliest accruals paid first.

  A restricted stock grant having a fair market value of $12,500 was made to each non-employee director following approval of the Equity Incentive Plan for Non-Employee Directors by shareholders in 1994 and to non-employee directors who joined the Board following the 1994 Annual Meeting of Shareholders. On each of January 1, 1995 and January 1, 1996, in accordance with the terms of the Amended and Restated Equity Incentive Plan for Non-Employee Directors (the "Amended Plan"), an additional restricted stock grant having a fair market value of $12,500 was made to each non-employee director serving on the Board at that date. Restrictions lapse five years from the date of grant.

  Stock options were granted on January 1, 1995 to each non-employee director for 2,500 shares of Common Stock of the Company at an exercise price of $22.375, the fair market value of the stock on that date. The January 1, 1995 stock option grant was subject to approval of shareholders of the Amended Plan at the 1995 Annual Meeting, which approval was received. Directors joining the Board after January 1, 1995 received options for 2,500 shares at an exercise price equal to the fair market value of the stock on the date of joining the Board. Under the Amended Plan, additional stock options were granted on January 1, 1996 to each incumbent non-employee director for 1,000 shares of Common Stock of the Company at an exercise price of $26.50, the fair market value of the stock on that date.

                       COMPENSATION OF EXECUTIVE OFFICERS

                         I. SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation received by the Company's Chief Executive Officer and the four next most highly paid executive officers (the "Named Executives") for the three fiscal years ended December 31, 1995.

                                                                LONG TERM
                                   ANNUAL COMPENSATION       COMPENSATION(4)
                              ------------------------------ ---------------
                                                                 AWARDS
                                                             ---------------
                                                               SECURITIES
                                                OTHER ANNUAL   UNDERLYING     ALL OTHER
NAME AND                       SALARY  BONUS(2) COMPENSATION    OPTIONS/     COMPENSATION
PRINCIPAL POSITION(S)    YEAR    $        $         (3)         SAR'S (#)      (5) ($)
-----------------------  ---- -------- -------- ------------ --------------- ------------
Donald E. Moffitt        1995 $650,000 $ 30,999   $ 3,538       175,000/0      $ 84,398
President & Chief        1994  618,038  561,548    38,621        77,000/0        89,556
Executive Officer        1993  600,028  603,028    50,370        52,500/0        88,175
W. Roger Curry(1)        1995  412,048        0    71,958        30,000/0         5,667
Senior Vice President    1994  363,944  419,740    83,648       105,375/0         9,455
                         1993  317,148  380,578    48,273        32,500/0         8,306
Robert T. Robertson(1)   1995  412,048   94,471    12,698        30,000/0         4,437
Senior Vice President    1994  363,944  357,849    23,826        30,375/0         6,955
                         1993  317,148  279,537     4,797        72,500/0         8,306
Gregory L. Quesnel       1995  350,272   12,850     2,960        30,000/0         3,306
Exec. Vice President &   1994  335,126  242,453    17,175        30,375/0         4,138
Chief Financial Officer  1993  300,040  241,232     7,174        92,500/0         4,084
David I. Beatson(1)      1995  288,808   57,781         0        25,000/0         3,230
Senior Vice President    1994  223,872  221,404     2,101        50,000/0         3,198
                         1993  160,537  110,256       587         6,600/0         4,336

--------
(1) Mr. Curry is also President and Chief Executive Officer of CF MotorFreight, the Company's nationwide, full-service trucking subsidiary. Mr. Robertson is also President and Chief Executive Officer of Con-Way Transportation Services, Inc., the Company's regional trucking subsidiary. Mr. Beatson is also President and Chief Executive Officer of Emery Air Freight
    Corporation, the Company's air freight subsidiary.
(2) The amounts shown in this column reflect payments under the Company's short-term incentive compensation plans in which all regular, full-time, non-contractual employees of the Company participate.
(3) Amounts shown for 1995 in this column include: (a) Long-Term Incentive Plan interest earned and deferred for Messrs. Curry, Robertson and Quesnel of $71,958, $385 and $237, respectively; (b) interest earned on deferred compensation accounts above 120% of the applicable federal rate for Messrs. Moffitt, Robertson and Quesnel of $2,472, $12,313 and $2,723, respectively; and (c) payments by the Company, on behalf of Mr. Moffitt, totaling $1,066 for FICA tax liability. Perquisites and other personal benefits for each named executive officer were below the lesser of $50,000 or 10% of the total annual salary and bonus.
(4) There were no restricted stock awards and no long-term incentive payouts in any of the three years.
(5) Amounts shown for 1995 in this column include:
    (a) Payments by the Company for premiums for taxable group life insurance on behalf of Messrs. Moffitt, Curry, Robertson, Quesnel and Beatson of $10,881, $3,417, $2,187, $1,056, and $980 respectively.
    (b) Company contributions to the Thrift and Stock Plan accounts of Messrs. Curry, Robertson, Quesnel and Beatson of $2,250 each.
    (c) Payments by the Company to Mr. Moffitt totaling $73,517, made pursuant to the terms of his employment agreement with the Company as compensation for retirement benefits no longer payable following his return to the Company in 1990.

                          II. OPTION/SAR GRANTS TABLE

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                         GRANT
                                                                          DATE
                                                                        PRESENT
                                       INDIVIDUAL GRANTS(1)             VALUE(3)
                           -------------------------------------------- --------
                           NUMBER OF
                           SECURITIES
                           UNDERLYING   % OF TOTAL
                            OPTIONS/  OPTIONS/SARS EXERCISE
                              SARS     GRANTED TO   OR BASE
                            GRANTED   EMPLOYEES IN   PRICE   EXPIRATION
                             (#)(2)   FISCAL YEAR  ($/SHARE)    DATE      ($)
                           ---------- ------------ --------- ---------- --------
Donald E. Moffitt......... 100,000/0     16.19%     $25.875   04/25/05  $975,000
                            75,000/0     12.15%     $23.25    07/24/05  $607,500
W. Roger Curry............  30,000/0      4.86%     $23.25    07/24/05  $243,000
Robert T. Robertson.......  30,000/0      4.86%     $23.25    07/24/05  $243,000
Gregory L. Quesnel........  30,000/0      4.86%     $23.25    07/24/05  $243,000
David I. Beatson .........  25,000/0      4.05%     $23.25    07/24/05  $202,500

--------
(1) No SARs were issued in 1995.
(2) All options are exercisable in whole or in part on the first anniversary of the grant date or earlier upon a change in control of the Company.
(3) Present value based on modified Black-Scholes option pricing model which includes assumptions for the following variables: (i) option exercise prices equal the fair market values on the dates of grant; (ii) option term equals 6.05 years, based on actual option exercises for exercisable options granted since January, 1990; (iii) volatility equals 0.331; (iv) risk-free interest rate equals 6.92% for the April 1995 grant and 6.30% for the July 1995 grants; and (v) estimated future average dividend yield equals 2.0%.

    The Company's use of this model should not be construed as an endorsement of its accuracy in valuing options. The Company's executive stock options are not transferable so the "present value" shown cannot be realized by the executive. Future compensation resulting from option grants will ultimately depend on the amount by which the market price of the stock exceeds the exercise price on the date of exercise.

               III. OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL-YEAR END OPTION/SAR VALUES

  The following table provides information on option/SAR exercises in 1995 by the Named Executives and the value of such officers' unexercised options/SARs at December 31, 1995.

                                                     NUMBER OF
                                                    SECURITIES         VALUE OF
                                                    UNDERLYING       UNEXERCISED
                                                    UNEXERCISED      IN-THE-MONEY
                                                   OPTIONS/SARS      OPTIONS/SARS
                                                     AT FY-END        AT FY-END
                                          VALUE       (#)(2)       ($)(2)(3)(4)(5)
                         SHARES ACQUIRED REALIZED  EXERCISABLE/      EXERCISABLE/
                         ON EXERCISE (#)   ($)     UNEXERCISABLE    UNEXERCISABLE
                         --------------- -------- --------------- ------------------
Donald E. Moffitt.......      8,437(1)   $14,062  447,212/175,000 $4,731,181/306,250
W. Roger Curry..........     12,075(1)   $20,125   325,001/30,000   2,728,791/97,500
Robert T. Robertson.....      3,637(1)   $ 4,243   252,107/30,000   2,442,114/97,500
Gregory L. Quesnel......          0            0   174,554/30,000   1,472,286/97,500
David I. Beatson........      6,000       71,250    56,600/25,000     257,563/81,250

--------
(1) Expiration date for these options was December 31, 1995.
(2) Mr. Moffitt has 447,212 exercisable options valued at $4,731,181; 175,000 unexercisable options valued at $306,250; and 0 stock appreciation rights
    (SARs). Mr. Curry has 300,582 exercisable options valued at $2,474,416; 30,000 unexercisable options valued at $97,500; and 24,419 SARs the appreciation on which is valued at $254,375. Mr. Robertson has 251,799 exercisable options valued at $2,442,114; 30,000 unexercisable options valued at $97,500; and 308 SARs the appreciation on which is valued at $0. Mr. Quesnel has 173,945 exercisable options valued at $1,470,004; 30,000 unexercisable options valued at $97,500; and 609 SARs the appreciation on which is valued at $2,282. Mr. Beatson has 56,600 exercisable options valued at $257,563; 25,000 unexercisable options valued at $81,250; and 0 SARs. The value of outstanding SARs was fixed as described in footnote 5 below when the Company's SAR plan was terminated on March 31, 1990.
(3) Based on the closing stock price of $26.50 on December 29, 1995.
(4) Numbers shown reflect the value of options granted at various times over a ten-year period.
(5) The Company's Incentive Compensation Stock Appreciation Rights Plan ("SAR Plan") was terminated on March 31, 1990. Under the SAR plan, selected key employees were afforded the opportunity to convert cash awards under the Company's short-term incentive compensation plans into SARs corresponding in value to the Company's shares of Common Stock. The SARs fluctuated in value as the price of the Common Stock increased or decreased and earned amounts equal to dividends declared on the Common Stock. When the SAR Plan was terminated, the value of all outstanding SARs was fixed as of that date. Interest equivalents have been credited to outstanding balances of participants since April 1, 1990. Payouts are made in cash and commence upon a participant's prior election or termination of employment with the Company.

                   IV. LONG-TERM INCENTIVE PLAN AWARDS TABLE

  There were no Long-Term Incentive Plan awards made to the Named Executives in 1995.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  To the Board of Directors:

  As members of the Compensation Committee of the Board of Directors, it is our duty to administer the Company's executive compensation program to ensure the attraction, retention and appropriate reward of executive officers, to motivate their performance in the achievement of the Company's business objectives, and to align the interests of executive officers with the long-term interests of the Company's shareholders. Because the Company's compensation policy is to pay for performance, each executive's total compensation is based on the performance of the Company, the executive's business unit, and the executive individually.

  Executive compensation consists of three components: base salary, short-term incentive compensation and long-term incentive compensation. The Company has put a significant portion of total potential compensation for all executives "at risk" through short-term and long-term incentive compensation. It is the Company's policy to tie a greater portion of an executive's total potential compensation to performance of the Company and its subsidiaries, than is the case for Company employees generally. In keeping with the general policy of pay for performance, an even greater portion of the total potential compensation for the five highest-paid executives named in the Summary Compensation Table on page 12 ("Named Executives") is tied to performance than is the case for Company executives generally.

BASE SALARY

  The Company strives to pay base salaries that are competitive with those of other companies in the freight transportation industry, taking into account the Company's size compared to those companies. The companies used for this comparison are some of the same as those included in the performance graph that follows this report with the addition of several other transportation companies. These exceptions and additions were made on the basis of comparable size.

  For 1995, we reviewed base salaries for executive officers against competitive salary data for officers in similar positions at peer companies as well as surveys of executive compensation for the general industry. The Committee determined that executive salaries were generally competitive. As to the Named Executives, the increase for Mr. Beatson for 1995 over 1994 includes an adjustment to bring his salary more in line with competitive levels.

  The Board unanimously approved the recommendations of the Committee. Mr. Moffitt, the only member of the Board of Directors who is also an executive officer of the Company, did not participate in deliberations concerning his own salary.

SHORT-TERM INCENTIVE COMPENSATION

  The Committee has delegated to the Chief Executive Officer and other executive officers the responsibility and authority to design and administer the Company's short-term incentive plans. These plans provide for annual awards to regular, full-time, non-contractual employees.

  At the end of the year, each major subsidiary develops goals which reflect its business objectives for the following year. These goals represent measurable performance objectives based on such criteria as profits, revenue, expenses and/or service. The parent Company goals generally represent a compilation of the profit goals of the subsidiaries. The final incentive compensation plans are reviewed and approved by the Committee. The plans are then incorporated into the Company's business plan for the ensuing year and presented to the Board of Directors for approval and adoption. In 1995, the performance objective for Messrs. Moffitt and Quesnel was based on pre-tax, pre-incentive income of the parent Company, the performance objective for Mr. Robertson was based on the pre-incentive operating income of Con-Way Transportation Services, Inc., the performance objective for Mr. Curry was based on the pre-incentive operating income of CF MotorFreight, and the performance objective for Mr. Beatson was based on pre-incentive operating income of Emery Air Freight Corporation.

  Upon attainment of the established performance goals, participants, other than the Named Executives, may receive incentive compensation ranging from 5% to 50% of base salary (the participant's "participation factor"), according to a participant's level of responsibility, with the opportunity to double that percentage for performance in excess of the stated goals. For 1995, the participation factors for the Chief Executive Officer and the four other Named Executives were 65% and 50% of salary, respectively, also with the opportunity to double that percentage for extraordinary results.

  In 1995, because of the performance at Con-Way, Emery and CF MotorFreight, no bonuses were paid to participants in the CF MotorFreight incentive compensation plan, and the bonuses paid to participants in the Con-Way, Emery and parent Company incentive compensation plans were only a fraction of the participants' participation factors. As to the Named Executives, Messrs. Moffitt and Quesnel earned incentive compensation of 4.8% and 3.7%, respectively, of their respective salaries, under the parent Company plan. Similarly, Mr. Robertson earned incentive compensation of 22.9% of his salary, under the Con-Way plan; and Mr. Beatson earned incentive compensation of 20.0% of his salary, under the Emery plan. Bonuses for the Named Executives are reflected in the Summary Compensation Table for Compensation of Executive Officers.

LONG-TERM INCENTIVE COMPENSATION

  We believe that executives should have a large stake in the risks and rewards of long-term ownership of the Company. The Stock Option Plan of 1988 provides for the granting of options to purchase shares of the Company's Common Stock to key employees of the Company and its subsidiaries, and for 1995 was the Company's only long-term compensation program.

  In 1995, at the suggestion of the Committee, the Company engaged an independent executive compensation consultant to reassess the competitiveness of the Company's compensation programs for senior management. As part of this study, the consultant was asked to analyze and compare the Company's base salaries, annual bonuses and long-term incentive awards with competitive practices and levels. The consultant concluded that, taken together, the elements of the Company's compensation package deliver pay opportunity that is situated well within competitive norms for base salary and annual bonuses. The consultant concluded that the long-term incentive compensation was at the low end of the competitive range.

  As part of the 1995 engagement, the consultant was asked to review various stock option allocation methodologies and to recommend a formula appropriate for the Company and consistent with practices in comparable companies. The allocation formula recommended by the consultant takes into consideration each executive's organizational position, decision-making influence and accountability over the strategic results of the Company. After reviewing information and suggestions provided by the consultant and adjusting for individual factors, the Committee granted options for 517,500 shares to executives of the Company and its subsidiaries. These awards were effective July 24, 1995.

  As in 1994, the Committee in 1995 continued the policy of granting the first 4,000 options to each executive in the form of Incentive Stock Options ("ISOs") as that term is used in (S) 422 of the Internal Revenue Code of 1986. The use of ISOs, recommended by the Company's independent compensation consultant, is consistent with the Company's desire to encourage long-term accumulation of Company stock by executives.

  In addition to the above-described pool of "regular" stock option grants, the Committee also made an extraordinary option grant of 100,000 shares to Mr. Moffitt, a Named Executive, in April 1995 upon his election as Chairman of the Board of Directors, replacing Mr. O'Brien. No salary increase was granted at the time of the election. The exercise price for all options granted in 1995 was equal to the fair market value of the Company's stock on the date the options were granted.

  Under the Long-Term Incentive Plan of 1988 and its predecessor, the Long-Term Incentive Plan of 1978, key employees of the Company and its subsidiaries, including the Named Executives, have previously been awarded growth units entitling them to certain cash benefits upon such units vesting and appreciating in value. No such growth awards have been awarded since 1990.

  In order to bring the Company's long-term incentive compensation to competitive levels, the Committee also approved a long-term bonus plan for executives based on the Company's shareholder equity, to be effective in 1996.

CEO COMPENSATION

  The Compensation Committee based Mr. Moffitt's salary increase for 1995 on an evaluation of his performance and the Company's performance (see Company Performance below) and total shareholder return (see chart on page 19), taking into consideration competitive salary data provided by the Company's independent compensation consultant.

  Mr. Moffitt returned to the employ of the Company in 1990 and was elected President and Chief Executive Officer in 1991. The initiatives and programs put in place since his return have resulted in dramatic improvements in the Company's financial results. During the five years following Mr. Moffitt's return to the Company (see chart on page 19), the Company's total shareholder return largely kept pace with that of both the S & P 500 and the Peer Group Index through mid-1993 and surpassed both indexes in the final quarter of 1993, when Emery returned to profitability. Total shareholder return continued to exceed these indexes throughout 1995. Some key measures of the Company's improved financial performance since Mr. Moffitt's return to the Company are set forth below:

                              COMPANY PERFORMANCE

                                                                       CHANGE
                                                                        FROM
                                                                       1990 TO
                                                 1990        1995       1995
                                               --------   ----------  ---------
Operating Income--(in thousands).............. $  6,044   $  143,901  +$137,857
Net Earnings (Loss)--(in thousands)........... $(40,727)  $   46,566  +$ 87,293
Net Margin....................................     (1.0%)        0.9%  +1.9 pts
Primary Earnings per Share (EPS).............. $  (1.16)  $     1.10  +$   2.26
Return on Average Equity (ROE)................       (7%)          8%   +15 pts
Market Value--(in thousands).................. $411,253   $1,163,141       +183%
Long-Term Debt & Capital Leases............... $673,611   $  495,510      -26.4%
Debt to Total Capital Ratio...................       54%          41%   -13 pts

  For 1995, Mr. Moffitt earned short-term incentive compensation of $30,999, based on the pre-tax, pre-incentive income objective for the parent Company established at the beginning of 1995. For 1995, Mr. Moffitt elected to defer all of his short-term incentive compensation until his retirement from the Company.

  As discussed under "Long-Term Incentive Compensation" on page 16, the Company's independent executive compensation consultant was specifically asked to recommend a formula for stock option allocations. Consistent with the recommended formula, Mr. Moffitt was awarded options for shares having an aggregate exercise price of approximately three times his annual salary. Mr. Moffitt also received an extraordinary option grant of 100,000 shares upon his election as Chairman of the Board of Directors in April 1995.

POLICY ON DEDUCTIBILITY OF COMPENSATION

  The Committee has not yet developed a policy with respect to amending pay policies or asking shareholders to vote on "pay for performance" plans in order to qualify compensation in excess of $1 million a year which may be paid to the five highest-paid executives for federal tax deductibility. Under current compensation plans and deferral elections, no executive officer's compensation subject to the deductibility limit will exceed $1 million in 1996, even if all performance goals are attained under the Company's short-term incentive plans. The Compensation Committee intends to consider the matter again later this year.

COMMITTEE MEMBERSHIP

  As of December 4, 1995, the Committee was reorganized by adding Mr. Ronald E. Poelman and Mrs. Margaret G. Gill to the Committee. As of that date, Messrs. Robert Alpert and G. Robert Evans ceased serving as members of the Committee. All compensation decisions in 1995 were made by the Committee comprising Messrs. Alpert, Evans, Madden, Rogers and Wayman. The foregoing report is approved by Messrs. Alpert and Evans and the current members of the Committee identified below.

                           THE COMPENSATION COMMITTEE

     Richard B. Madden, Chairman                        Robert D. Rogers
     Margaret G. Gill                                   Robert P. Wayman
     Ronald E. Poelman

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Members of the Compensation Committee are all independent directors of the Company and have no other relationships with the Company and its subsidiaries.

         A COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN*
       CONSOLIDATED FREIGHTWAYS, INC., S & P 500 INDEX, PEER GROUP INDEX
                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
         AMONG CONSOLIDATED FREIGHTWAYS INC., CUSTOM COMPOSITE INDEX
                         (7 STOCKS) AND S&P 500 INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           CONSOLIDATED      CUSTOM S&P        S&P
(Fiscal Year Covered)        FREIGHTWAYS INC.  COMPOSITE INDEX   500 INDEX
---------------------        ----------------  ---------------   ---------
Measurement Pt-  12/90        $100                $100            $100
FYE   12/91                   $131                $132            $130
FYE   12/92                   $150                $158            $140
FYE   12/93                   $201                $164            $155
FYE   12/94                   $191                $162            $157
FYE   12/95                   $230                $166            $215

  * Assumes $100 invested on December 31, 1990 in Consolidated Freightways, Inc., S & P 500 Index and a Peer Group Index, described below, and that any dividends were reinvested.

  The Peer Group Index is a market-capitalization weighted index consisting of the common stock of the following companies: Airborne Freight Corporation, Arkansas Best Corporation, Federal Express Corporation, Roadway Services, Inc., TNT Freightways Corporation, Worldway Corporation (formerly Carolina Freight Corporation), and Yellow Corporation. Worldway Corporation was acquired by Arkansas Best Corporation effective August 8, 1995, and is included in the calculation of total return through June 30, 1995.

  On February 29, 1996, the Wall Street Journal published data showing the relative performances of nine trucking companies based on one, three and five year total shareholder returns. In addition to the Company, the Wall Street Journal data included Rollins Truck Leasing, Werner Enterprises, Inc., Arnold Industries, Inc., J.B. Hunt Transport Services, Inc., Roadway Services, Inc., Yellow Corp., TNT Freightways Corp. and Landstar System, Inc. According to the data published in the Wall Street Journal, and as shown in the table below, the Company's total return significantly exceeded the nine-company average over the one, three and five year periods ended December 31, 1995.*

                                                           1 YEAR  3 YEAR 5 YEAR
                                                           RETURN  RETURN RETURN
                                                           ------  ------ ------
   Company................................................  19.9%   15.2%  18.1%
   9 Company Average...................................... -10.9%   -0.2%  12.5%
   Company Return In Excess of 9 Company Average..........  30.8%   15.4%   5.6%

  * The data published in the Wall Street Journal did not include three and five year returns for Landstar System, Inc., or a five year return for TNT Freightways Corp.

                               PENSION PLAN TABLE
                      ESTIMATED ANNUAL RETIREMENT BENEFITS

  The following table illustrates the approximate annual pension that may become payable to an employee in the higher salary classifications under the Company's retirement plans.

 AVERAGE FINAL TOTAL EARNINGS DURING          YEARS OF PLAN PARTICIPATION
   HIGHEST FIVE CONSECUTIVE YEARS     --------------------------------------------
   OF LAST TEN YEARS OF EMPLOYMENT       15       20       25       30       35
 -----------------------------------  -------- -------- -------- -------- --------
     $200,000........................ $ 47,834 $ 66,445 $ 85,056 $103,667 $122,278
     $300,000........................   72,334  100,445  128,556  156,667  184,778
     $400,000........................   96,834  134,445  172,056  209,667  247,278
     $500,000........................  121,334  168,445  215,556  262,667  300,778
     $600,000........................  145,834  202,445  259,056  315,667  372,278
     $700,000........................  170,334  236,445  302,556  368,667  434,778
     $800,000........................  194,834  270,445  346,056  421,667  497,278

  Compensation covered for the Named Executives is the highest five-year average over the last ten years of employment of the "Salary" and "Bonus" shown in the Summary Compensation Table on page 12. Retirement benefits shown are payable at or after age 65 in the form of a single life annuity, using the current level of Social Security benefits to compute the adjustment for such benefits.

  Applicable law limits the annual benefits which may be paid from a tax-qualified retirement plan to $120,000 per year currently, and prevents pension accruals for compensation in excess of $150,000 per year and for deferred compensation. The Company has adopted non-qualified plans to provide for payment out of the Company's general funds of benefits not covered by the qualified plans. The table above represents total retirement benefits which may be paid from a combination of qualified and non-qualified plans.

  As of December 31, 1995, Messrs. Moffitt, Curry, Robertson, Quesnel and Beatson had 28, 27, 24, 20 and 13 years of plan participation, respectively.

                               ----------------

                            APPOINTMENT OF AUDITORS

  At last year's annual meeting, shareholders approved the appointment of Arthur Andersen LLP as independent public accountants to audit the consolidated financial statements of the Company for the year ended December 31, 1995. The Board recommends that shareholders vote in favor of the reappointment of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1996. A representative of the firm will be present at the Annual Meeting of Shareholders with the opportunity to make a statement if he or she desires to do so and to respond to questions from shareholders.

  The Company has been informed by Arthur Andersen LLP that neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in the Company or its affiliates.

                               ----------------

                              SHAREHOLDER PROPOSAL

  Jack Boyle, 4124 Nichandros Street, Castro Valley, California 94546, who owns approximately 1,100 shares of the Company's Common Stock, has stated his intention to present the following proposal at the 1996 Annual Meeting. Mr. Boyle is an employee of a Company subsidiary and a member of the Teamsters Union. The proposal and supporting statement, for which the Board of Directors and Company accept no responsibility, are set forth below. The Board opposes this proposal for the reasons stated after such proposal.

  RESOLUTION: That the stockholders of Consolidated Freightways urge that the Board of Directors take the necessary steps to declassify the board for the purpose of director elections, which shall be done in a manner that does not affect the unexpired terms of directors previously elected.

PROPONENT'S SUPPORTING STATEMENT

  The board at Consolidated Freightways is divided into three classes so that only a third of the board faces election each year, and an individual director faces election only every three years.

  CF says such a structure provides continuity. Yet continuity can also be achieved through reelection. Continuity that defies shareholder sentiment constitutes entrenchment.

  Reducing the frequency that a director faces election can also reduce accountability.

  Accountability remains important at our Company. CF may claim it deserves shareholder confidence because of recent performance gains. Yet CF's stock price remains below 1989 levels (ignoring inflation). It's a hollow boast for long term shareholders who continue to suffer paper losses.

  YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

  The Company believes that this proposal is made in furtherance of the Teamsters' continuing efforts to harass and pressure the Company and its subsidiaries in an effort to achieve certain labor-related goals that are contrary to the interests of the Company's shareholders. The Company believes that shareholder support of this proposal will only encourage and prolong this three and a half year effort by the Teamsters.

  This advisory proposal is virtually identical to proposals made at the Company's Annual Meetings in each of the last three years. In each of those three years, the Company's shareholders defeated such proposal by a substantial margin.

  We continue to believe the proposal is not in the best interests of the Company or its shareholders for a number of reasons.

  In 1985, the Company's shareholders considered and approved an amendment to the Company's Certificate of Incorporation to provide for the classification of the Board of Directors into three equal or nearly equal classes, each to serve for terms of three years, with one class being elected each year.

  The Board of Directors firmly believes that classification gives the Board a greater continuity of experience, since at one time approximately one third of the Board will be in its third year of service. In addition, the Board of Directors believes that a classified Board serves as an obstacle to any sudden and disruptive attempts by various individuals and entities to acquire significant minority positions in certain companies with the intent of obtaining actual control of the companies by electing their own slate of directors, or of achieving some other goal, such as the repurchase of their shares at a premium, by threatening to obtain such control. These insurgents often threaten to elect a company's entire board of directors through a proxy contest or otherwise, even though they do not own a majority of the company's outstanding shares entitled to vote. The Company's classified Board may discourage such purchases because its provisions operate to delay the purchaser's ability to obtain control of the Board in a relatively short period of time. The delay arises because, at a minimum, two successive annual meetings are required in order to elect a majority of the Board of Directors. For this reason, a person seeking to acquire control of the Company also is encouraged to initiate such action through arm's-length negotiations with management and the Board of Directors, who are in a position to negotiate a transaction that is fair to all of the Company's shareholders.

  For these reasons, approximately half of the Fortune 500 companies provide for the staggered election of directors. Statistics compiled by the Investor Responsibility Research Center, Inc. show that in 1995 on the average, shareholders of public companies voted against efforts to declassify boards by a substantial margin.

  The Company is firmly committed to good corporate governance practices. At the same time, we believe there is no single approach to corporate governance that suits all companies. The key consideration is whether a company's corporate governance practices support and promote financial performance in furtherance of shareholder interests.

  As highlighted in the "Company Performance" table contained in the Compensation Committee Report on Executive Compensation appearing on page 17 of this proxy statement, the Company's financial results have dramatically improved since the current management team was installed in 1990.

  In recent years, the Company has voluntarily eliminated "golden parachutes," terminated its Shareholder Rights Plan one year prior to its scheduled expiration date and adopted a confidential voting policy. We believe that the Company's financial performance, together with its commitment to good corporate governance practices, demonstrate a high level of management and Board accountability to shareholders.

  Approval of this advisory proposal requires the favorable vote of the holders of a majority of the voting power represented at the meeting. If approved, the proposal would serve as a recommendation to the Board of Directors to take necessary steps to eliminate the classified Board. Such steps would require the repeal of the classified Board of Directors and, in accordance with the terms of the Certificate of Incorporation approved by the Company's shareholders in 1985, the favorable vote, at a future shareholders' meeting, of the holders of at least 80% of the then-outstanding shares of voting stock of the Company.

  As stated above, the Company's shareholders in each of the last three years considered virtually identical proposals and voted against them by a substantial margin.

  THE BOARD OF DIRECTORS BELIEVES IT IS IN THE INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS TO REJECT THE PROPOSAL AND RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

                               ----------------

                             PRINCIPAL SHAREHOLDERS

  According to information furnished to the Company as of February 15, 1996, the only persons known to the Company to own beneficially an interest in 5% or more of the shares of Common Stock or Series B Preferred Stock are set forth below. All such information is as reported in the most recent Schedule 13G filed by each such person with the Securities and Exchange Commission.

                                                  AMOUNT AND NATURE OF  PERCENT
                   NAME AND ADDRESS               BENEFICIAL OWNERSHIP  OF CLASS
                   ----------------              ---------------------- --------
      J.P. Morgan & Co., Incorporated........... 5,056,322 Common(1)      11.6%
       60 Wall Street
       New York, NY 10260
      Loomis, Sayles & Company, L.P. ........... 4,179,100 Common(2)       9.6%
       One Financial Center
       Boston, MA 02111
      T. Rowe Price Associates, Inc.                11,390 Common(3)      0.03%
       and T. Rowe Price Trust Company..........   766,829 Preferred(3)    8.4%
       100 East Pratt Street
       Baltimore, MD 21202
      FMR Corp. ................................ 3,146,420 Common(4)       7.2%
       82 Devonshire Street
       Boston, MA 02109
      The Goldman Sachs Group, L.P. ............ 3,141,513 Common(5)       7.2%
       and Goldman Sachs & Co.
       85 Broad Street
       New York, NY 10004

--------
(1) J.P. Morgan & Co., Incorporated has sole voting power over 2,921,782 shares, shared voting power over 42,645 shares, sole dispositive power over 4,991,602 shares and shared dispositive power over 61,920 shares.
(2) Loomis, Sayles & Company, L.P. has sole voting power over 2,089,503 shares, shared voting power over 24,000 shares, sole dispositive power over 0 shares and shared dispositive power over 4,179,100 shares.
(3) T. Rowe Price Associates, Inc. ("Price Associates") has sole voting power over 7,900 shares, shared voting power over 3,987,512 shares, sole dispositive power over 11,390 shares and shared dispositive power over 3,987,512 shares. T. Rowe Price Trust Company, the trustee under the Company's Thrift and Stock Plan ("Trust Company"), has sole voting power over 0 shares, shared voting power over 3,987,512 shares, sole dispositive power over 0 shares and shared dispositive power over 3,987,512 shares.

    The holdings include 11,390 shares of Common Stock and 766,829 shares of Series B Preferred Stock (which Preferred Stock is held pursuant to the Consolidated Freightways, Inc. Thrift and Stock Plan). Such shares of Series B Preferred Stock represent 80.6% of all outstanding shares of Series B Preferred Stock. Each share of Series B Preferred Stock has the right to 5.2 noncumulative votes on each matter submitted to the meeting. The Series B Preferred Stock is convertible at the Trust Company's option under certain circumstances into four shares of Common Stock for each share of Series B Preferred Stock. On a fully converted basis, these holdings represent 6.6% of the Common Stock.

    Price Associates serves as investment advisor with shared power to vote these securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates and the Trust Company are deemed to be the beneficial owners of the Common Stock and Series B Preferred Stock which has not been allocated to participants' accounts under the Thrift and Stock Plan. However, Price Associates and the Trust Company expressly disclaim that they are, in fact, the beneficial owners of such securities.

(4) FMR Corp., through its subsidiaries Fidelity Management & Research Company and Fidelity Management Trust Company, has sole voting power over 10,688 shares, shared voting power over 0 shares, sole dispositive power over 3,146,420 shares and shared dispositive power over 0 shares.

(5) The Goldman Sachs Group, L.P. and Goldman Sachs & Co. have sole voting power over 0 shares, shared voting power over 2,404,513 shares, sole dispositive power over 0 shares and shared dispositive power over 3,141,513 shares.

                               ----------------

                 COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

  The Company believes that, during 1995 its executive officers and directors have complied with all Section 16 filing requirements, except that the Company has become aware that David I. Beatson was one month late in filing a Form 4 reporting his acquisition of common stock of the Company under the Company's Employee Stock Purchase Plan and inadvertently failed to report holdings of approximately 200 shares of the Company's common stock in his Form 3 filed in 1994.

                               ----------------

                              CONFIDENTIAL VOTING

  In September 1994, the Board of Directors adopted a confidential voting policy. Under this policy, all proxies, ballots and voting materials that identify the votes of specific shareholders will be kept confidential from the Company except as may be required by law or to assist in the pursuit or defense of claims or judicial actions, and except in the event of a contested proxy solicitation. In addition, comments written on proxies, ballots, or other voting materials, together with the name and address of the commenting shareholder, will be made available to the Company without reference to the vote of the shareholder, except where such vote is included in the comment or disclosure is necessary to understand the comment. Certain vote tabulation information may also be made available to the Company, provided that the Company is unable to determine how any particular shareholder voted.

  Access to proxies, ballots and other shareholder voting records will be limited to inspectors of election who are not employees of the Company and to certain Company employees and agents engaged in the receipt, count and tabulation of proxies.

                               ----------------

                      SUBMISSION OF SHAREHOLDER PROPOSALS

  Under the rules of the Securities and Exchange Commission now in effect, shareholder proposals intended for inclusion in next year's proxy statement must be directed to the Corporate Secretary, Consolidated Freightways, Inc., at 3240 Hillview Avenue, Palo Alto, California 94304, and must be received by November 22, 1996.

                               ----------------

                                 OTHER MATTERS

  The Company will furnish to interested shareholders, free of charge, a copy of its 1995 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The report will be available for mailing after April 10, 1996. Please direct your written request to the Corporate Secretary, Consolidated Freightways, Inc., 3240 Hillview Avenue, Palo Alto, California 94304.

  Your Board knows of no other matters to be presented at the meeting. If two proposals that were excluded from this proxy statement in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 are properly brought before the meeting, it is intended that the proxy holders will use their discretionary authority to vote the proxies against such proposals. If any other matters come before the meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

                               ----------------

  The expense of proxy solicitation will be borne by the Company. The solicitation is being made by mail and may also be made by telephone, telegraph, facsimile, or personally by directors, officers, and regular employees of the Company who will receive no extra compensation for their services. In addition, the Company has engaged the services of Georgeson & Company, Inc., New York, New York, to assist in the solicitation of proxies at a fee of $10,000, plus expenses. The Company has also engaged Chemical Mellon Shareholder Services to act as inspector of elections. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of the Company's voting stock.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD AS SOON AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          MARYLA R. BOONSTOPPEL
                                          Vice President and Secretary
March 22, 1996

                           [LOGO OF RECYCLED PAPER]

PROXY

                        CONSOLIDATED FREIGHTWAYS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       OF CONSOLIDATED FREIGHTWAYS, INC.

The undersigned appoints E.F. CHEIT, R. JAUNICH II, R.B. MADDEN and each of them, the proxies of the undersigned, with full power of substitution, to vote the stock of CONSOLIDATED FREIGHTWAYS, INC., which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on Monday, April 29, 1996 at 9:00 A.M. or at any adjournments or postponements thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

               Election of four Class II directors for a three-year term.

               Nominees:  Donald E. Moffitt
                          Ronald E. Poelman
                          Robert D. Rogers
                          William D. Walsh

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

                  PLEASE SIGN THIS CARD ON THE REVERSE SIDE

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR ITEM 2 BELOW AND AGAINST ITEM 3 BELOW.

    The Board of Directors recommends a vote FOR the election of directors and FOR Item 2 below.

1. Election of Directors (see reverse)         FOR      WITHHELD
                                               [_]        [_]
   For, except vote withheld from
   the following nominees)

   _________________________________________

2. Ratify appointment of Independent           FOR      AGAINST      ABSTAIN
    Auditors                                    [_]        [_]          [_]

The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof. See "Other Matters" in the Consolidated Freightways, Inc. Proxy Statement dated March 22, 1996.

                                            The Board of Directors recommends a
                                                vote AGAINST Item 3 below.

                                            3. Shareholder Proposal on
                                               Declassification of Board of
                                               Directors

                                               FOR      AGAINST      ABSTAIN
                                               [_]        [_]          [_]

                                            DATE:                         , 1996
                                            ------------------------------------

                                            SIGNATURE(S)
                                            ------------------------------------


                                            ------------------------------------
                                            NOTE: Please sign exactly as name
                                                  appears hereon. Joint owners
                                                  should each sign. When
                                                  signing as an attorney,
                                                  executor administrator,
                                                  trustee or guardian, please
                                                  give full title as such.

[LETTERHEAD OF CONSOLIDATED FREIGHTWAYS, INC.]

                                                                 March 22, 1996

Dear Fellow Employee:

  Enclosed is proxy material for the Consolidated Freightways, Inc. Annual Meeting of Shareholders to be held on April 29, 1996. This material is being sent to you as a participant in the Consolidated Freightways, Inc. Thrift and Stock Plan and includes (1) the Company's 1996 Proxy Statement, (2) a card to instruct T. Rowe Price Trust Company, the Plan trustee, as to how you wish the shares of Consolidated Freightways, Inc. credited to your account to be voted,
(3) if you wish to instruct the Trustee to vote the preferred shares of stock credited to your account differently than the common shares, a direction form to instruct the Trustee as to how you wish to vote such preferred shares, and
(4) an envelope to forward your instructions to First Chicago Trust Company of New York, the Company's stock transfer agent. A copy of our 1995 Annual Report is being sent to you under separate cover.

  In order to vote the shares credited to your account, you must complete and return the enclosed instruction card giving the trustee specific voting instructions for the common and preferred shares. If you wish, you may sign and return the card without giving specific voting instructions and the shares will be voted as recommended by the Consolidated Freightways, Inc. Board of Directors. The instruction card will direct the trustee to vote both the common and preferred shares of stock credited to your account. If you wish to vote the preferred shares of stock differently than the common shares, you must also complete the preferred stock direction form and return it to First Chicago Trust Company of New York with the instruction card. Under the terms of the Plan, the trustee votes the shares of each class of stock credited to your account for which it does not receive a signed instruction card on a timely basis in the same manner and proportion as the shares in such class of stock for which it does receive valid voting instructions on a timely basis.

  Your instruction card must be returned directly to First Chicago Trust Company of New York, the Company's stock transfer agent. It will be treated confidentially by the transfer agent and the trustee.

  THE EXERCISE OF SHAREHOLDER VOTING RIGHTS IS A VERY IMPORTANT FEATURE OF THE PLAN BECAUSE IT ALLOWS YOU TO PARTICIPATE DIRECTLY IN THE AFFAIRS OF THE COMPANY. WE URGE YOU TO EXERCISE YOUR VOTING RIGHTS. IN ORDER FOR THE TRUSTEE TO COMPLY WITH YOUR INSTRUCTIONS, FIRST CHICAGO TRUST COMPANY OF NEW YORK MUST RECEIVE YOUR COMPLETED INSTRUCTION CARD NO LATER THAN APRIL 23, 1996.


                                             Sincerely,

                                             /s/ Maryla R. Boonstoppel

             CONSOLIDATED FREIGHTWAYS, INC. THRIFT AND STOCK PLAN
                    DIRECTION OF PARTICIPANT TO TRUSTEE OF
             CONSOLIDATED FREIGHTWAYS, INC. THRIFT AND STOCK PLAN
                      (COMMON STOCK AND PREFERRED STOCK)


The undersigned hereby directs the Trustee of the Consolidated Freightways, Inc. Thrift and Stock Plan to vote all shares of Consolidated Freightways, Inc. common stock and preferred stock credited to the individual account of the undersigned under the Plan at the Annual Meeting of Shareholders of Consolidated Freightways, Inc. to be held on Monday, April 29, 1996 at 9:00 A.M. or at any adjournments or postponements thereof. The Trustee is hereby directed to authorize the proxies to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

            Election of four Class II directors for a three-year term.

             Nominees:   Donald E. Moffitt
                         Ronald E. Poelman
                         Robert D. Rogers
                         William D. Walsh

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO DIRECT THE TRUSTEE TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.


                   PLEASE SIGN THIS CARD ON THE REVERSE SIDE

[X]  Please mark your                                                7895
     votes as in this
     example.

     This direction cannot be voted unless it is properly signed and returned. If properly signed and returned, the Trustee will vote as directed by the undersigned or, if no choice is specified, the Trustee will vote FOR the election of directors, FOR Item 2 below, and AGAINST Item 3 below.

-------------------------------------------------------------------------------
           The Board of Directors recommends a vote FOR the election
                      of directors and FOR Item 2 below.
-------------------------------------------------------------------------------
                  FOR  WITHHELD                           FOR  AGAINST  ABSTAIN
1. Election of    [_]    [_]      2. Ratify appointment   [_]    [_]      [_]
   Directors.                        of Independent
   (see reverse)                     Auditors.

For, except vote withheld from the following nominee(s):

-------------------------------------------------------


-------------------------------------------------------------------------------
        The Board of Directors recommends a vote AGAINST Item 3 below.
-------------------------------------------------------------------------------
                                              FOR       AGAINST     ABSTAIN
3. Shareholder Proposal on                    [_]         [_]         [_]
   Declassification of Board of
   Directors.
-------------------------------------------------------------------------------

                                    The Trustee is hereby directed to
                                    authorize the proxies to vote in
                                    their discretion upon such other
                                    business as may properly come before
                                    the meeting and any and all adjournments or postponements thereof. See "Other Matters" in the Consolidated Freightways, Inc. Proxy Statement dated March 22, 1996.


SIGNATURE(S) _____________________________ DATE ____________, 1996
NOTE: Please sign exactly as name appears hereon.

===============================================================================
                                 DIRECTION FORM
===============================================================================

                SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                              DIRECTION TO TRUSTEE

           (USE ONLY IF YOU WISH TO VOTE PREFERRED SHARES SEPARATELY)

The undersigned hereby directs the Trustee of the Consolidated Freightways, Inc. Thrift and Stock Plan to vote all shares of Consolidated Freightways, Inc. preferred stock credited to the individual account of the undersigned under the Plan at the Annual Meeting of Shareholders of Consolidated Freightways, Inc. to be held on Monday, April 29, 1996 at 9:00 A.M. or at any adjournments or postponements thereof.

THIS DIRECTION CANNOT BE VOTED UNLESS IT IS PROPERLY SIGNED AND RETURNED. IF PROPERLY SIGNED AND RETURNED, THE TRUSTEE WILL VOTE AS DIRECTED BY THE UNDERSIGNED OR, IF NO CHOICE IS SPECIFIED, THE TRUSTEE WILL VOTE FOR THE ELECTION OF DIRECTORS, FOR ITEM 2 BELOW, AND AGAINST ITEM 3 BELOW AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

1.  Election of Four Class II directors for a three-year term.

    Nominees: Donald E. Moffitt, Ronald E. Poelman, Robert D. Rogers and William D. Walsh

    [_] Vote FOR all nominees listed above; except vote withheld from the following nominees (if any):

         ----------------------------------------------------------------------

         ----------------------------------------------------------------------

    [_]  Vote WITHHELD from all nominees.

2. Ratify appointment of Arthur Andersen LLP as the Company's auditors for the year 1996.

            FOR [_]             AGAINST [_]             ABSTAIN [_]

3.  Declassification of Board.

            FOR [_]             AGAINST [_]             ABSTAIN [_]

The Trustee is hereby directed to authorize the proxies to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof. See "Other Matters" in the Consolidated Freightways, Inc. Proxy Statement dated March 22, 1996.

                                                                         , 1996
                                     ------------------------------------------
                                        Signature of Participant         Date

                                     ------------------------------------------
                                        Name         (Please Print)

                                     ------------------------------------------
                                        Address      (Please Print)

                                     ------------------------------------------
                                        City            State          Zip Code

[LETTERHEAD OF CONSOLIDATED FREIGHTWAYS, INC.]

                                                                  March 22, 1996

Dear Fellow Employee:

  Enclosed is proxy material for the Consolidated Freightways, Inc. Annual Meeting of Shareholders to be held on April 29, 1996. This material is being sent to you as a participant in the Consolidated Freightways, Inc. Common Stock Fund and includes (1) the Company's 1996 Proxy Statement, (2) a card to instruct Mellon Bank, the Fund trustee, as to how you wish the shares of Consolidated Freightways, Inc. credited to your account to be voted, and (3) an envelope to send your instruction card to First Chicago Trust Company of New York, the Company's stock transfer agent. A copy of our 1995 Annual Report is being sent to you under separate cover.

  In order to vote the shares credited to your account, you must complete and return the enclosed instruction card giving the trustee specific voting instructions. If you wish, you may sign and return the card without giving specific voting instructions in which case your shares will be voted as recommended by the Consolidated Freightways, Inc. Board of Directors. Under the terms of the Plan, the trustee votes any shares credited to your account for which it does not receive a signed instruction card on a timely basis in the same manner and proportion as the shares of stock for which it does receive valid voting instructions on a timely basis.

  Your instruction card must be returned directly to First Chicago Trust Company of New York, the Company's stock transfer agent. It will be treated confidentially by the transfer agent and the trustee.

  THE EXERCISE OF SHAREHOLDER VOTING RIGHTS IS A VERY IMPORTANT FEATURE OF THE COMMON STOCK FUND BECAUSE IT ALLOWS YOU TO PARTICIPATE DIRECTLY IN THE AFFAIRS OF THE COMPANY. WE URGE YOU TO EXERCISE YOUR VOTING RIGHTS. IN ORDER FOR THE TRUSTEE TO COMPLY WITH YOUR INSTRUCTIONS, FIRST CHICAGO TRUST COMPANY OF NEW YORK MUST RECEIVE YOUR COMPLETED INSTRUCTION CARD NO LATER THAN APRIL 23, 1996.

                                           Sincerely,

                                           /s/ Maryla R. Boonstoppel

               CONSOLIDATED FREIGHTWAYS, INC. COMMON STOCK FUND
                    DIRECTION OF PARTICIPANT TO TRUSTEE OF
               CONSOLIDATED FREIGHTWAYS, INC. COMMON STOCK FUND


The undersigned hereby directs the Trustee of the Consolidated Freightways, Inc. Common Stock Fund to vote all shares of Consolidated Freightways, Inc. common stock credited to the individual account of the undersigned under the Common Stock Fund at the Annual Meeting of Shareholders of Consolidated Freightways, Inc. to be held on Monday, April 29, 1996 at 9:00 A.M. or at any adjournments or postponements thereof. The Trustee is hereby directed to authorize the proxies to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

            Election of four Class II directors for a three-year term.

             Nominees:   Donald E. Moffitt
                         Ronald E. Poelman
                         Robert D. Rogers
                         William D. Walsh

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO DIRECT THE TRUSTEE TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.


                   PLEASE SIGN THIS CARD ON THE REVERSE SIDE